Exhibit 99.3

WEBMD HEALTH CORP.

FINANCIAL GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2015

(In millions, except per share amounts)

	Guidance Range
Revenue
Advertising and sponsorship
Biopharma and medical device	$369.0	$380.0
OTC, CPG and other	117.0	122.0

	486.0	502.0
Private portal services	105.0	108.0
Information services	24.0	25.0

	$615.0	$635.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$180.0	$190.0
Interest, taxes, non-cash and other items (b)
Interest expense, net	(25.0)	(25.0)
Depreciation and amortization	(33.0)	(31.0)
Non-cash stock-based compensation	(37.0)	(34.0)

Income before income tax provision	85.0	100.0

Income tax provision	(34.5)	(40.5)

Net income	$50.5	$59.5

Income per share:
Basic	$1.38	$1.59

Diluted (c)	$1.23	$1.35

Calculation of income per share:
Net income (numerator for basic income per share)	$50.5	$59.5
Add-back of interest expense, net of tax, related to:
1.50% convertible notes	3.5	3.5
2.50% convertible notes	7.2	7.2
2.25% convertible notes	—	4.4

Numerator for diluted income per share	$61.2	$74.6

Weighted average shares outstanding (denominator for basic income per share)	36.5	37.5
Stock options and restricted stock	1.5	2.5
Weighted average shares issuable upon conversion of:
1.50% convertible notes	5.7	5.7
2.50% convertible notes	6.2	6.2
2.25% convertible notes	—	3.5

Denominator for diluted income per share	49.9	55.4

(a)	See Annex A—Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to net income
(c)	See Supplemental 2015 Guidance for Income Per Share Calculation below

Additional information regarding forecast for the quarter ending June 30, 2015:

—	Revenue is forecasted to be between $145 million to $148 million

—	Revenue distribution is forecasted to be approximately 59.5% to Biopharma and medical device; 19.5% to OTC, CPG and other; 17.5% to private portal services and 3.5% to information services

—	Adjusted EBITDA is forecasted to be between $38 million to $39.5 million

—	Net income is forecasted to be between $8.5 million to $9.5 million

The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases, acquisitions, any future gains or losses from discontinued operations, and other future non-recurring, one-time or unusual items.

WEBMD HEALTH CORP.

SUPPLEMENTAL 2015 GUIDANCE FOR INCOME PER SHARE CALCULATION

Based on the Company’s Financial Guidance for the Year Ending December 31, 2015, the 1.50% convertible notes and 2.50% convertible notes are expected to be dilutive to net income on both the low end and high end of the full year guidance range. The 2.25% convertible notes are expected to be dilutive to net income on the high end of the full year guidance range. Additionally, each of the series of convertible notes may be dilutive in certain quarters, depending on the amount of net income for such quarter. The following table contains the approximate level of net income for an individual quarter and for the full year 2015 at which each of the series of convertible notes would become dilutive to income per share. To the extent this net income is exceeded for any such period, the table also includes the amounts by which the numerator and denominator should each be adjusted for purposes of the diluted income per share calculation. The amounts below assume a weighted-average diluted share count of 38.0 million shares (prior to the effect of convertible notes) and the amounts are subject to change as such weighted-average share count changes.

	Quarterly Amounts			Annual Amounts
All amounts in millions	1.50% Convertible Notes	2.50% Convertible Notes	2.25% Convertible Notes	1.50% Convertible Notes	2.50% Convertible Notes	2.25% Convertible Notes
Approximate net income at which convertible notes become dilutive:	$5.8	$11.8	$13.0	$23.1	$47.2	$52.1

Interest expense, net of tax to add-back to net income (numerator):	$0.9	$1.8	$1.1	$3.5	$7.2	$4.4

Additional shares to include in weighted-average diluted share count (denominator):	5.7	6.2	3.5	5.7	6.2	3.5